Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the combined financial statements and combined financial statement schedule of certain entities that were transferred from General Growth Properties, Inc. to The Howard Hughes Corporation (the “HHC Businesses’’) (for which the report expresses an unqualified opinion on those combined financial statements and includes explanatory paragraphs regarding the HHC Businesses’ inclusion of allocations of certain operating expenses from General Growth Properties, Inc., the HHC Businesses’ bankruptcy proceedings, and the HHC Businesses’ ability to continue as a going concern) dated August 24, 2010 (October 21, 2010 as to the effects of The Howard Hughes Corporation name change as described in Note 1 to the combined financial statements), appearing in the Registration Statement on Form 10 of The Howard Hughes Corporation for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Chicago, Illinois
January 27, 2011